Exhibit 99.2

News Release Contact: Colin Severn Investor Relations (949) 833-3600

William Lyon Homes Announces

Early Settlement of Tender Offer

NEWPORT BEACH, November 8, 2012 – William Lyon Homes, Inc. (the “Company”) today announced the early settlement of its previously announced Tender Offer (as defined below).

As previously announced, on October 25, 2012, the Company commenced a (i) cash tender offer (the “Tender Offer”) for any and all of its outstanding 12% Senior Subordinated Secured Notes due 2017 (CUSIP / ISIN Nos. 552075AFO / US55275AF03) (the “Existing Notes”) and (ii) a solicitation of consents to amend the indenture governing the Existing Notes to eliminate substantially all of its restrictive covenants and to release the collateral securing the Company’s obligations under the Existing Notes (the “Consent Solicitation”). The Company announced today that holders of approximately 76% of the Existing Notes have tendered such Existing Notes and consents and that the Company has executed a supplemental indenture that incorporates the amendments included in the Consent Solicitation. Payment for Existing Notes accepted for purchase, including accrued and unpaid interest thereon, will be made on the expected early settlement date of November 8, 2012. The Existing Notes that remain outstanding following the expiration of the Tender Offer on November 23, 2012 will be redeemed on December 10, 2012.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Tender Offer is being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement, which sets forth the complete terms of the Tender Offer. Questions regarding the Tender Offer may be directed to Credit Suisse Securities (USA) LLC, at (212) 538-7249 (collect), (800) 820-1653 (US toll-free). Requests for documentation may be directed to D.F. King & Co., Inc., at (800) 967-4604 (US toll-free) or (212) 269-5550 (collect).

ABOUT WILLIAM LYON HOMES

William Lyon Homes and its subsidiaries are primarily engaged in the design, construction and sale of single family detached and attached homes in California,

Arizona and Nevada. Since the founding of the Company’s predecessor in 1956, the Company has sold over 74,000 homes. For more information, visit the William Lyon Homes’ website at www.lyonhomes.com.

FORWARD-LOOKING STATEMENTS

Statements contained in this news release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the proposed transactions described above will be consummated on the terms currently contemplated, if at all. Actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to the Company’s Registration Statement on Form S-1 filed with the SEC on August 10, 2012 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.